Exhibit 4.3

SERIES 1 TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT

Ally Financial Inc.

Dated as of [            ], 2011

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ARTICLE 6
LIMITATION OF TRANSACTIONS; SUBORDINATION

Section 6.01. Limitation of Transactions	16
Section 6.02. Subordination	18
Section 6.03. Pari Passu Guarantees	18

ARTICLE 7
TERMINATION

Section 7.01. Termination	18

ARTICLE 8
INDEMNIFICATION

Section 8.01. Exculpation	19
Section 8.02. Compensation; Expenses; Indemnification	19

ARTICLE 9
MISCELLANEOUS

Section 9.01. Successors and Assigns	20
Section 9.02. Amendments	20
Section 9.03. Notices	20
Section 9.04. Benefit	21
Section 9.05. Governing Law; Waiver of Trial by Jury	21

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SERIES 1 TRUST PREFERRED SECURITIES GUARANTEE

AGREEMENT

This SERIES 1 TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT (the “Guarantee Agreement”), dated as of [            ], 2011, is executed and delivered by Ally Financial Inc., a Delaware corporation (the “Guarantor”), and The Bank of New York Mellon, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Trust Preferred Securities (as defined herein) of GMAC Capital Trust I, a Delaware statutory trust (the “Trust”) with respect to Series 1 thereof (the “Issuer”). This Guarantee Agreement, together with the guarantee agreement for the benefit of holders of trust preferred securities of Series 2 of the Trust, amends and restates the guarantee agreement dated as of December 30, 2009 of the trust preferred securities of the Trust (the “Original Guarantee Agreement”).

WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the “Original Declaration”), dated as of December 30, 2009, among the trustees of the Trust named therein, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Trust, the Trust has issued 2,667,000 preferred securities, having an aggregate liquidation amount of $2,667,000,000, designated the 8.0% trust preferred securities;

WHEREAS, as incentive for the holders to purchase the trust preferred securities issued under the Original Declaration, the Guarantor has irrevocably and unconditionally agreed, to the extent set forth in the Original Guarantee Agreement, to pay to the holders of such trust preferred securities the Guarantee Payments (as defined therein) and to make certain other payments on the terms and conditions set forth therein.

WHEREAS, pursuant to the Second Amended and Restated Declaration of Trust dated as of [ ], 2011 (the “Second Amended Declaration”), the Trust has re-designated its previously issued trust preferred securities as trust preferred securities of the Issuer (the “Trust Preferred Securities”) and then immediately thereafter designated a portion of such Trust Preferred Securities as trust preferred securities of Series 2 of the Trust.

WHEREAS, the Guarantor will continue to be bound by its irrevocable guarantee with respect to each such series.

NOW, THEREFORE, in consideration of the purchase by each Holder of the Trust Preferred Securities and the resale of the portion of such Trust Preferred Securities that have been designated as trust preferred securities of Series 2 of the Trust, which purchase and resale the Guarantor hereby agrees has benefited and shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders of the Trust Preferred Securities.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions and Interpretation.

In this Guarantee Agreement, unless the context otherwise requires:

(a) Capitalized terms used in this Guarantee Agreement but not defined in the preamble above have the respective meanings assigned to them in this Section 1.01;

(b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c) all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement, unless otherwise specified;

(e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement, unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires; and

(f) a reference to the singular includes the plural and vice versa.

“Authorized Officer” of a Person means any Person that is authorized to bind such Person.

“Affiliate” has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended from time to time, or any successor rule thereunder.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are permitted or required by any applicable law or regulation to close.

“Closing Date” means [                    ].

“Corporate Trust Office” means the office of the Guarantee Trustee at which the corporate trust business of the Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at 101 Barclay Street-8W, New York, New York 10286.

“Covered Person” means any Holder or beneficial owner of Trust Preferred Securities.

“Debentures” means the series of junior subordinated debt securities of the Guarantor designated the 8.0% Junior Subordinated Deferrable Interest Debentures due February 15, 2040 held by the Institutional Trustee (as defined in the Declaration) of the Issuer.

“Declaration” means the Base Declaration together with the Series 1 Supplement, in each case as defined in the Second Amended Declaration.

“Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust Preferred Securities, to the extent not paid or made by or on behalf of the Issuer: (i) any accrued and unpaid Distributions (as defined in Annex I to the Declaration) that are required to be paid on the Trust Preferred Securities, to the extent the Issuer has funds available therefor at such time, (ii) the redemption price of $1,000 per Trust Preferred Security, plus all accrued and unpaid Distributions to the date of redemption (the “Redemption Price”), to the extent that the Issuer has funds available therefor, with respect to any Trust Preferred Securities called for redemption by the Issuer and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Issuer (other than in connection with the distribution of Debentures to the Holders in exchange for Trust Preferred Securities as provided in the Declaration or the redemption of all of the Trust Preferred Securities upon the maturity or redemption of all of the Debentures as provided in the Declaration) the lesser of (a) the aggregate of the liquidation amount of $1,000 per Trust Preferred Security and all accrued and unpaid Distributions on the Trust Preferred Securities to the date of payment, or (b) the amount of assets of the Issuer remaining for distribution to Holders in liquidation of the Issuer (in either case, the “Liquidation Distribution”).

“Guarantee Trustee” means The Bank of New York Mellon, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement, and thereafter means each such Successor Guarantee Trustee.

“Holder” shall mean any holder, as registered on the books and records of the Issuer, of any Trust Preferred Securities; provided, however, that (subject to Section 2.01(a) hereof) in determining whether the holders of the requisite percentage of Trust Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, any Affiliate of the Guarantor or the Guarantee Trustee.

“Indemnified Person” means the Guarantee Trustee, any Affiliate of the Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Guarantee Trustee.

“Indenture” means the Amended and Restated Indenture dated as of [            ], 2011, as further amended or supplemented from time to time, among the Guarantor and The Bank of New York Mellon, as trustee, and any indenture supplemental thereto, pursuant to which the Debentures are to be issued to the Institutional Trustee of the Issuer.

“Junior Subordinated Indebtedness” has the meaning provided in Section 6.01.

“List of Holders” has the meaning provided in Section 2.02(a).

“Majority in liquidation amount of Trust Preferred Securities” means, except as provided by the Trust Indenture Act (subject to Section 2.01(a) hereof), a vote by Holder(s), voting separately as a class (which vote may be by written consent), holding Trust Preferred Securities representing more than 50% of the aggregate liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all outstanding Trust Preferred Securities.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

(a) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definitions relating thereto;

(b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

(c) a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer within the Corporate Trust Office of the Guarantee Trustee with direct responsibility for the administration of this Guarantee Agreement and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.01.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“U.S. Government” means any of (i) the federal government of the United States of America, (ii) any instrumentality or agency of the federal government of the United States of America and (iii) any Person wholly-owned by, or the sole beneficiary of which is, the federal government of the United States of America or any instrumentality or agency thereof.

ARTICLE 2

TRUST INDENTURE ACT

Section 2.01. Trust Indenture Act; Application.

(a) Except as otherwise expressly provided herein, the Trust Indenture Act shall apply as a matter of contract to this Guarantee Agreement for purposes of interpretation, construction and defining the rights and obligations hereunder, and this Guarantee Agreement, the Guarantor and the Guarantee Trustee shall be deemed for all purposes hereof to be subject to and governed by the Trust Indenture Act to the same extent as would be the case if this Guarantee Agreement were qualified under that Act on the date of this Guarantee Agreement; provided, however, that Trust Preferred Securities held by the U.S. Government shall not be disregarded under the terms of the final paragraph of Section 316(a) of the Trust Indenture Act. Upon and following qualification of this Guarantee Agreement as an indenture under the Trust Indenture Act, this Guarantee Agreement shall be subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions, subject to any applicable exemptive order issued by the Commission, including any such order addressing the final paragraph of Section 316(a) of the Trust Indenture Act.

(b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties required to be imposed by Section 310 to 317, inclusive, of the Trust Indenture Act, and such duties are not expressly excluded by this Guarantee Agreement as permitted by the Trust Indenture Act, such imposed duties shall control. If any provision of this Guarantee Agreement modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, such provision shall be deemed to apply to this Guarantee Agreement as so modified or to be excluded, as the case may be.

Section 2.02. Lists of Holders of Securities.

(a) The Guarantor shall provide or cause to be provided to the Guarantee Trustee with a list, in such form as the Guarantee Trustee may reasonably request, of the names and addresses of the Holders (“List of Holders”) as of such date, (i) within one Business Day after January 1 and June 30 of each year, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than 14 days before such List of Holders is given to the Guarantee Trustee; provided, that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b) The Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and 312(b) of the Trust Indenture Act.

Section 2.03. Reports by the Guarantee Trustee.

Within 60 days after May 15 of each year (commencing with the year of the first anniversary of the Closing Date), the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313(a) of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the other requirements of Section 313 of the Trust Indenture Act.

Section 2.04. Reports to Guarantee Trustee.

The Guarantor shall provide to the Guarantee Trustee such documents, reports and information as required by Section 314(a) (if any) and the compliance certificate required by Section 314(a)(4) of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act. The Guarantor shall notify the Guarantee Trustee when any Trust Preferred Securities are listed on any stock exchange.

Section 2.05. Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

Section 2.06. Events of Default; Waiver.

The Holders of a Majority in liquidation amount of Trust Preferred Securities may, by vote (which vote may be by written consent), on behalf of the Holders of all of the Trust Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 2.07. Event of Default; Notice.

(a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default actually known to a Responsible Officer of the Guarantee Trustee, unless such defaults have been cured before the giving of such notice; provided, that the Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

(b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless either the Guarantee Trustee shall have received written notice, or a Responsible Officer of the Guarantee Trustee charged with the administration of the Declaration shall have obtained actual knowledge.

Section 2.08. Conflicting Interests.

The Declaration shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

ARTICLE 3

POWERS, DUTIES AND RIGHTS OF CAPITAL GUARANTEE TRUSTEE

Section 3.01. Powers and Duties of the Guarantee Trustee.

(a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer its right, title and interest in this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.04(b) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) If an Event of Default actually known to a Responsible Officer of the Guarantee Trustee has occurred and is continuing, the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders of the Trust Preferred Securities.

(c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.06) and is actually known to a Responsible Officer of the Guarantee Trustee, the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) Prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

(A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement, and no implied covenants or obligations shall be read into this Guarantee Agreement against the Guarantee Trustee; and

(B) in the absence of bad faith or willful misconduct on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of Trust Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

(iv) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or indemnity, reasonably satisfactory to the Guarantee Trustee, against such risk or liability is not reasonably assured to it.

Section 3.02. Certain Rights of Guarantee Trustee.

(a) Subject to the provisions of Section 3.01:

(i) The Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers’ Certificate unless otherwise prescribed herein.

(iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

(iv) The Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

(v) The Guarantee Trustee may consult with counsel of its selection, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

(vi) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity, reasonably satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.02(a)(vi) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

(vii) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate,

statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion and after prior consultation with the Guarantor, may make such further inquiry or investigation into such facts or matters as it may see fit at the expense of the Guarantor and shall incur no liability of any kind by reason of such inquiry or investigation.

(viii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(ix) Any action taken by the Guarantee Trustee or its agents hereunder shall bind the Holders of the Trust Preferred Securities, and the signature of the Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee Agreement, both of which shall be conclusively evidenced by the Guarantee Trustee’s or its agent’s taking such action.

(x) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (i) may request instructions from the Holders of a Majority in liquidation amount of Trust Preferred Securities, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

(xi) in no event shall the Guarantee Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Guarantee Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(xii) in no event shall the Guarantee Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Guarantee Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of third-party utilities, communications or computer (software or hardware) services.

(b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty.

Section 3.03. Not Responsible for Recitals or Issuance of Guarantee.

The recitals contained in this Guarantee Agreement shall be taken as the statements of the Guarantor, and the Guarantee Trustee does not assume any responsibility for their correctness. The Guarantee Trustee makes no representation as to the validity or sufficiency of this Guarantee Agreement.

ARTICLE 4

CAPITAL GUARANTEE TRUSTEE

Section 4.01. Guarantee Trustee; Eligibility.

(a) There shall at all times be a Guarantee Trustee which shall:

(i) not be an Affiliate of the Guarantor; and

(ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.01(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.01(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.02(c).

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act, subject to the penultimate paragraph thereof.

Section 4.02. Appointment, Removal and Resignation of Guarantee Trustees.

(a) Subject to Section 4.02(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor except if an Event of Default shall have occurred and be continuing.

(b) The Guarantee Trustee shall not be removed in accordance with Section 4.02(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c) The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.02 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition any court of competent jurisdiction at the expense of the Guarantor for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

(e) No Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Guarantee Trustee.

(f) Upon termination of this Guarantee Agreement or removal or resignation of the Guarantee Trustee pursuant to this Section 4.02, the Guarantor shall pay to the Guarantee Trustee all amounts accrued and owing to such Guarantee Trustee to the date of such termination, removal or resignation.

ARTICLE 5

GUARANTEE

Section 5.01. Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofor paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

Section 5.02. Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 5.03. Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Trust Preferred Securities to be performed or observed by the Issuer;

(b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Trust Preferred Securities;

(c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(e) any invalidity of, or defect or deficiency in, the Trust Preferred Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.03 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 5.04. Rights of Holders.

(a) The Holders of a Majority in liquidation amount of Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; provided that:

(i) Such direction shall not be in conflict with any rule of law or with this Guarantee Agreement;

(ii) The Guarantee Trustee may take any other action deemed proper by the Guarantee Trustee which is not inconsistent with such direction; and

(iii) Subject to the provisions of Section 3.01, the Guarantee Trustee shall have the right to decline to follow any such direction if the Guarantee Trustee in good faith shall, by a Responsible Officer or Officers of the Guarantee Trustee, determine that the proceeding so directed would involve the Guarantee Trustee in personal liability, against which adequate indemnity, in the opinion of the Guarantee Trustee, has not been provided.

(b) If the Guarantee Trustee fails to enforce its rights under this Guarantee Agreement, any Holder may directly institute a legal proceeding against the Guarantor to enforce the Guarantee Trustee’s rights under this Guarantee Agreement, without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other Person or entity.

(c) A Holder of Trust Preferred Securities may also directly institute a legal proceeding against the Guarantor to enforce such Holder’s right to receive payment under this Guarantee Agreement without first (i) directing the Guarantee Trustee to enforce the terms of this Guarantee Agreement or (ii) instituting a legal proceeding directly against the Issuer or any other Person or entity.

Section 5.05. Guarantee of Payment.

This Guarantee Agreement creates a guarantee of payment and not of collection.

Section 5.06. Subrogation.

The Guarantor shall be subrogated to all (if any) rights of the Holders of Trust Preferred Securities against the Issuer in respect of any amounts paid to such Holders by the Guarantor under this Guarantee Agreement; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

Section 5.07. Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Trust Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.03 hereof.

ARTICLE 6

LIMITATION OF TRANSACTIONS; SUBORDINATION

Section 6.01. Limitation of Transactions.

So long as any Trust Preferred Securities remain outstanding, if there shall have occurred and is continuing any event that would constitute a Default under the Indenture, then (a) the Guarantor and any subsidiary of the Guarantor (other than a subsidiary of the Guarantor that is a depository institution, or a subsidiary thereof) shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Guarantor’s capital stock or make any guarantee payment with respect thereto (other than (i) purchases, redemptions or other acquisitions of shares of capital stock of the Guarantor in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice, (ii) the acquisition by the Guarantor or any of its subsidiaries of record ownership in capital stock of the Guarantor for the beneficial ownership of any other persons (other than the Guarantor or any of its subsidiaries), including trustees or custodians, (iii) as a result of an exchange or conversion of any class or series of the Guarantor’s capital stock for any other class or series of the Guarantor’s capital stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into on or prior to the Closing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for capital stock of the Guarantor, (iv) distributions by or among any wholly-owned subsidiary of the Guarantor, (v) redemptions of securities held by the Guarantor or any wholly-owned subsidiary of the Guarantor, and (vi) unpaid tax distributions to holders of membership interests of GMAC LLC pursuant to Section 4(b) of GMAC LLC’s Plan of Conversion, dated June 30, 2009); and (b) the Guarantor and any subsidiary of the Guarantor (other than a subsidiary of the Guarantor that is a depository institution, or a subsidiary thereof) shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities or guarantees issued by the Guarantor that rank pari passu with or junior to the Debentures (“Junior Subordinated Indebtedness”) (other than (i) redemptions, purchases or other acquisitions of Junior Subordinated Indebtedness in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice, (ii) the acquisition by the Guarantor or any of its subsidiaries of record ownership in Junior Subordinated Indebtedness for the beneficial ownership of any other persons (other than the Guarantor or any of its subsidiaries), including trustees or custodians, (iii) as a result of an exchange or conversion of any class or series of Junior Subordinated Indebtedness for any other class or series of Junior Subordinated Indebtedness, (iv) redemptions of securities held by the Guarantor or any wholly-owned subsidiary of the Guarantor and (v) any payment of interest on Junior Subordinated Indebtedness paid pro rata with interest paid on the Debentures such that the respective amounts of such payments made shall bear the same ratio to each other as all accrued but unpaid interest per like-amount of Debentures and all Junior Subordinated Indebtedness bear to each other). The restrictions in the foregoing clauses (a) and (b) will not apply to (i) any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid, or (ii) dividends or distributions by or other transactions solely among the Guarantor and any wholly-owned subsidiary of the Guarantor or solely among wholly-owned subsidiaries of the Guarantor.

Section 6.02. Subordination.

The obligations of the Guarantor under this Guarantee Agreement will constitute unsecured obligations of the Guarantor and will rank subordinate and junior in right of payment to all Senior Indebtedness (as defined in the Indenture) of the Guarantor to the extent and in the manner set forth in the Indenture with respect to the Debentures, and the provisions of Article 14 of the Indenture will apply, mutatis mutandis, to the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder do not constitute Senior Indebtedness (as defined in the Indenture) of the Guarantor.

Section 6.03. Pari Passu Guarantees.

The obligations of the Guarantor under this Guarantee Agreement shall rank pari passu with the obligations of the Guarantor under (i) any similar guarantee agreements issued by the Guarantor on behalf of the holders of preferred or capital securities issued by any GMAC Trust (as defined in the Indenture) or any series of any GMAC Trust, (ii) the Indenture and the Securities (as defined therein) issued thereunder, (iii) any expense agreements entered into by the Guarantor in connection with the offering of preferred or capital securities by any GMAC Trust (as defined in the Indenture) or any series of any GMAC Trust, and (iv) any other security, guarantee or other agreement or obligation that is by its terms pari passu with the Securities (as defined in the Indenture) and, in the case of this clause (iv) only, (x) is issued with the concurrence or approval of the staff of the Federal Reserve Bank of Chicago or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the Securities from qualifying for tier 1 capital treatment (irrespective of any limits on the amount of the Guarantor’s tier 1 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System.

ARTICLE 7

TERMINATION

Section 7.01. Termination.

This Guarantee Agreement shall terminate upon the first to occur of (i) full payment of the Redemption Price of all Trust Preferred Securities, (ii) the distribution of the Debentures to the Holders of all of the Trust Preferred Securities or (iii) full payment of the amounts payable in accordance with the

Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Trust Preferred Securities or under this Guarantee Agreement.

ARTICLE 8

INDEMNIFICATION

Section 8.01. Exculpation.

(a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Guarantee Agreement and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Guarantee Agreement or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s negligence or willful misconduct with respect to such acts or omissions.

(b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who, if selected by such Person, has been selected with reasonable care by such Person, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders might properly be paid.

Section 8.02. Compensation; Expenses; Indemnification.

The Guarantor agrees to pay to the Guarantee Trustee from time to time such compensation as shall be agreed to in writing between the Guarantor and the Guarantee Trustee for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); except as otherwise expressly provided herein or in the writing referred to above, to reimburse the Guarantee Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith; and to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any loss, liability, claim, damage or expense incurred without negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The provisions of this Section 8.02 shall survive the termination of this Guarantee Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Successors and Assigns.

(a) Neither this Guarantee Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except in connection with a transaction involving the Guarantor that is permitted under Article 8 of the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder.

(b) This Guarantee Agreement shall be binding upon and shall inure to the benefit of any successor or permitted assign of the Guarantor.

Section 9.02. Amendments.

Except with respect to any changes that do not adversely affect the rights of Holders (in which case no consent of Holders will be required), this Guarantee Agreement may be amended only with the prior approval of the Holders of not less than a Majority in liquidation amount of Trust Preferred Securities. The provisions of Section 12.02 of the Declaration with respect to meetings of Holders apply to the giving of such approval.

Section 9.03. Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices shall be delivered, telecopied or sent by a recognized next day courier service, as set forth below, or pursuant to such other instructions as may be designated by the Guarantee Trustee, the Guarantor or the Holders:

(a) If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below (or such other address as the Guarantee Trustee may give notice of to the Holders and the Guarantor):

The Bank of New York Mellon

101 Barclay Street – 8W

New York, New York 10286

Attention: Corporate Trust Administration

(b) If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Holders and the Guarantee Trustee):

Ally Financial Inc.

200 Renaissance Center

P.O. Box 200

Detroit, Michigan 48265-2000

Attention: General Counsel

(c) If given to any Holder, at the address set forth on the books and records of the Issuer.

Section 9.04. Benefit.

This Guarantee Agreement is solely for the benefit of the Holders of the Trust Preferred Securities and, subject to Section 3.01(a), is not separately transferable from the Trust Preferred Securities.

Section 9.05. Governing Law; Waiver of Trial by Jury.

THIS CAPITAL SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD FOR THE PRINCIPLES OF ITS CONFLICTS OF LAWS. EACH OF THE PARTIES HERETO AGREES (A) TO SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE UNITED STATES COURT OF FEDERAL CLAIMS FOR ANY AND ALL CIVIL ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CAPITAL SECURITIES GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND (B) THAT NOTICE MAY BE SERVED UPON (i) THE GUARANTOR AT THE ADDRESS AND IN THE MANNER SET FORTH FOR NOTICES TO THE GUARANTOR IN SECTION 9.03 AND (ii) THE GUARANTEE TRUSTEE AT THE ADDRESS AND IN

THE MANNER SET FORTH FOR NOTICES TO THE GUARANTEE TRUSTEE IN SECTION 9.03. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY CIVIL LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

THIS TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT is executed as of the day and year first above written.

ALLY FINANCIAL INC.,
as Guarantor

By:
Name:	Cathy L. Quenneville
Title:	Secretary

THE BANK OF NEW YORK MELLON, as Guarantee Trustee:

By:
Name:
Title:

[Guarantee Agreement]

THIS TRUST PREFERRED SECURITIES GUARANTEE AGREEMENT is executed as of the day and year first above written.

ALLY FINANCIAL INC.,
as Guarantor

By:
Name:	Cathy L. Quenneville
Title:	Secretary

THE BANK OF NEW YORK MELLON,
as Guarantee Trustee:

By:
Name:
Title:

[Series 1 Guarantee Agreement Signature Page]